Exhibit 4.8

FORM OF

REPAY HOLDINGS CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNITS

EMPLOYMENT INDUCEMENT AWARD DOCUMENT

(Adjusted EBITDA)

THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS EMPLOYEE INDUCEMENT AWARD DOCUMENT (the “Award Document”) is hereby granted as of the “Grant Date” set forth below by Repay Holdings Corporation, a Delaware corporation (the “Company”), to the “Grantee” identified below as an inducement to Grantee’s acceptance of the Company’s offer of employment. The terms and conditions of this Performance-Based Restricted Stock Units Award are set forth in this Award Document. This Performance-Based Restricted Stock Units Award constitutes a stand-alone, non-plan “employment inducement grant” as contemplated by NASDAQ Listing Rule 5635(c)(4) and therefore is not made under or pursuant to the Repay Holdings Corporation Amended and Restated Omnibus Incentive Plan (as amended and restated effective as of April 19, 2024, the “Plan”) or any other equity compensation plan of the Company. Nevertheless, the terms and provisions of the Plan are hereby incorporated into this Award Document by this reference, as though fully set forth herein, as if this Performance-Base Restricted Stock Units Award were granted pursuant to the Plan. For the avoidance of doubt, this Award shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under Section 11(a) of the Plan. A copy of the Plan has been provided to the Grantee along with this Award Document. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.

By action of the Committee, and subject to the terms of this Award Document, the Grantee is hereby granted an Award of the number of performance-based Restricted Stock Units set forth below (“PSUs”), subject in all regards to the terms of this Award Document and the Plan and to the restrictions and risks of forfeiture set forth in this Award Document.

Grantee	[_]

Grant Date	[_]

Number of PSUs	[_]

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Document, Repay and the Grantee agree as follows:

1. Grant. Repay hereby grants to the Grantee the PSUs set forth above, on the terms and conditions set forth in this Award Document and as otherwise set forth in the Plan, the terms of which are incorporated herein. Subject to the terms and conditions of the Plan and this Award Document, each PSU represents an unsecured promise of Repay to deliver, and the right of the Grantee to receive, one (1) share of the Common Stock of Repay, at the time and on the terms and conditions set forth herein. As a holder of PSUs, the Grantee has only the rights of a general unsecured creditor of Repay.

2. Vesting and Forfeiture.

(a) Performance Based Vesting. Subject to the Plan and the other terms contained in this Award Document, the outstanding PSUs shall become earned, vested and payable based upon the growth of Repay’s Adjusted EBITDA (as hereinafter defined) during each Fiscal Year (as hereinafter defined) within the Performance Period (as hereinafter defined), with respect to the number of PSUs granted under this Award multiplied by the Vesting Percentage (as hereinafter defined) as determined pursuant to Attachment A (rounded down to the nearest whole Share), subject to the continued employment of the Grantee by Repay or an Affiliate (or any successor thereof) from the Grant Date through the last day of the Performance Period (the “Vesting Date”).

(b) Change in Control. Notwithstanding the foregoing, if there is a Change in Control during the Performance Period and the successor to Repay does not assume or provide for a substitute for this Award of PSUs, the Grantee’s PSUs shall become earned, vested and payable as of the date of the Change in Control at that Vesting Percentage that would result if the Adjusted EBITDA Achievement Percentage for each Fiscal Year during the Performance Period were achieved at the Target level (notwithstanding that the Change in Control occurs during the Performance Period), subject to the continued employment of the Grantee by Repay or an Affiliate (or any successor thereof) from the Grant Date until the date of the Change in Control. If there is a Change in Control during the Performance Period and the successor company assumes or provides a substitute award for this Award of PSUs, with appropriate adjustments to the number and kind of shares of stock underlying this Award of PSUs as may result from the Change in Control, this Award of PSUs shall become earned and automatically convert, as of the date of the Change in Control, into service-based restricted stock units (“RSUs”) with respect to the number and kind of shares of stock as may result from the Change in Control that relates to the Grantee’s PSUs multiplied by the Vesting Percentage that would result if the Adjusted EBITDA Achievement Percentage for each Fiscal Year during the Performance Period were achieved at the Target level (notwithstanding that the Change in Control occurs during the Performance Period), and such service-based RSUs will become vested and payable, on the Vesting Date, subject to the continued employment of the Grantee by the Company or an Affiliate (or any successor thereof) from the Grant Date through such Vesting Date (except as set forth below).

(c) Termination of Employment. If, on or following a Change in Control with respect to which the successor company assumes or provides a substitute award for this Award of PSUs and the PSUs are converted into RSUs, the Grantee’s employment with Repay and its Affiliates (or any successor thereof) is terminated on or before the Vesting Date, by Repay or an Affiliate (or any successor thereof) without Cause (as hereinafter defined), by the Grantee for Good Reason (as hereinafter defined), or on account of Grantee’s death or Incapacity (as hereinafter defined), and such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then the Grantee’s RSUs shall become vested and payable upon such termination of Grantee’s employment.

For purposes of this Award Document, “Incapacity” shall have the same definition as under any employment agreement between the Company or an Affiliate (or any successor thereof) and the Grantee or, if no such employment agreement exists or if such employment agreement does not contain any such definition or words of similar import, “Incapacity” shall have the same meaning as “Disability” under the Plan; and “Cause” and “Good Reason” shall have the same definitions as under the Plan.

If, prior to a Change in Control and the Vesting Date, the Grantee’s employment with Repay and its Affiliates (or any successor thereof) is terminated by Repay or an Affiliate (or any successor thereof) without Cause, by the Grantee for Good Reason, or on account of Grantee’s death or Incapacity, and such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then this Award of PSUs shall become vested with respect to the employment requirement, notwithstanding the termination of Grantee’s employment with Repay and/or its Affiliates (or any successor thereof), and shall remain eligible to become earned and payable with respect to a Pro Rata Portion (as hereinafter defined) of the Award of PSUs on the same basis that the PSUs would have become earned, vested and payable had the Grantee’s employment with Repay and/or its Affiliates (or any successor thereof) not terminated. For avoidance of doubt, if a Change in Control occurs after the termination of Grantee’s employment under the circumstances described in this paragraph and prior to the Vesting Date, (i) the Pro Rata Portion of the Grantee’s Award of PSUs shall become earned, vested and payable as of the date of the Change in Control, at the Target level as described above, if the successor to Repay does not assume or provide for a substitute for this Award of PSUs, and (ii) the Pro Rata Portion of the Grantee’s Award of PSUs shall be converted into service-based RSUs, at the Target level as described above, if the successor company assumes or provides a substitute award for this Award of PSUs, and shall be payable as of the Change in Control. For purposes of this Award Document, “Pro Rata Portion” means a fraction, which may not exceed one (1), the numerator of which is the number of days from and including the first day of the Performance Period through the date of termination of Grantee’s employment with Repay and/or its Affiliates (or any successor thereof) which constitutes a separation from service (within the meaning of Section 409A of the Code), plus, if applicable, the number of days after such termination of employment for which the Grantee is entitled to receive continued base salary as severance under any employment agreement between Repay or any Affiliate (or successor thereof) and the Grantee, and the denominator of which is the number of days within the Performance Period.

(d) Forfeiture of Unvested Shares. Except as otherwise provided herein or in any employment agreement between Grantee and Repay or any Affiliate (or any successor thereof) or as determined by the Committee in its sole discretion, unvested PSUs shall be automatically forfeited without consideration to the Grantee upon the Grantee’s termination of employment with Repay or its Affiliates (or any successor thereto).

(e) No Rights as a Stockholder. The Grantee shall not have any rights of a stockholder of Repay with respect to the shares of Common Stock underlying the PSUs unless and until such shares of Common Stock are issued to the Grantee.

(f) Settlement of the PSUs. Subject to the terms of the Plan and this Award Document, Repay shall issue to the Grantee one (1) share of Common Stock for each PSU that has become earned, vested and payable under this Section 2 of the Award Document and shall deliver to the Grantee such shares of Common Stock as soon as practicable after the Vesting Date (but in no event earlier than January 1, 2029 or later than March 15, 2029) (subject to earlier payment on (i) a Change in Control as described above, in which event payment shall be made as soon as practicable, but no later than thirty (30) days, after the Change in Control, or (ii) a termination of the Grantee’s employment on or following a Change in Control, as described above, in which event payment shall be made as soon as practicable, but no later than thirty (30) days, after the termination of the Grantee’s employment).

(g) Withholding for Taxes. As a condition to the settlement of the Award of PSUs, the Grantee shall be required to pay any required withholding taxes attributable to the PSUs (i) in cash or cash equivalent acceptable to the Committee, (ii) by means of a “net settlement” procedure where Repay will withhold that number of shares of Common Stock whose Fair Market Value, as of the date of the withholding, equals the amount of the tax withholdings, or (iii) any combination of the foregoing (provided the number of shares of Common Stock to be withheld may not exceed that amount which would result in adverse financial accounting consequences for Repay with respect to these PSUs). Withholding of any portion of the shares of Common Stock in connection with Repay’s withholding obligations arising on account of the settlement of the PSUs shall be deemed to be a taxable repurchase of such withheld shares of Common Stock for federal income tax purposes at the time that occurs.

(h) Cash Dividends. For so long as the Grantee holds outstanding PSUs (or RSUs) under this Award, if Repay (or any successor thereof) pays any cash dividends on its common stock, then Repay (or any successor thereof) will pay the Grantee in cash for each outstanding PSU (or RSU) covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that the Grantee would have received had the Grantee owned the underlying shares of common stock as of the record date of the dividend if, and only if, the PSUs (or RSUs) become earned, vested and payable and the related shares of common stock are issued to the Grantee. In that case, Repay (or any successor thereof) shall pay such cash amounts to the Grantee, less any required withholding taxes, at the same time the related shares of common stock are issued to the Grantee. The additional payments pursuant to this provision shall be treated as a separate arrangement.

3. Clawback. The PSUs (or RSUs) and any shares of Common Stock issued hereunder are subject to (i) the Compensation Recovery provisions of the Plan and (ii) the terms of any recoupment policy currently in effect or subsequently adopted by Repay, including without limitation any such recoupment policy to implement Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) or Section 10D of the Exchange Act (or any amendment or modification of any such recoupment policy adopted by Repay) to the extent that such PSUs (or RSUs) and/or any shares of Common Stock issued hereunder or the value of such PSUs (or RSUs) and/or any shares of Common Stock issued hereunder are required to be returned to Repay pursuant to the terms of such recoupment policy.

4. Compliance with Legal Requirements. The granting of the PSUs and the delivery of any shares of Common Stock thereunder and any other obligations of Repay under this Award Document shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. Grantee satisfies the standards for employment inducement grants under NASDAQ Listing Rule 5635(c)(4) and the related guidance under NASDAQ IM 5635-1. The Award has been approved by the Company’s Compensation Committee, which is comprised solely of “independent directors” (as such term is defined in NASDAQ Listing Rule 5605(a)(2)), in order to comply with the exemption from the stockholder approval requirement for employment inducement grants provided under Rule 5635(c)(4) of the NASDAQ Listing Rules. Promptly following the grant of this Award in reliance on the foregoing exception, the Company will disclose in a press release the material terms of the grant, including the recipient of the grant and the number of PSUs (and number of shares of Common Stock issuable hereunder) involved.

5. Transferability. At all times prior to the settlement of the PSUs (or RSUs), the PSUs and RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Repay or an Affiliate (or any successor thereof).

6. Waiver. Any right of Repay contained in this Award Document may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.

7. Severability. The invalidity or unenforceability of any provision of this Award Document shall not affect the validity or enforceability of any other provision of this Award Document, and each other provision of this Award Document shall be severable and enforceable to the extent permitted by law.

8. Employment. Nothing in the Plan or in this Award Document shall be construed to imply or to constitute evidence of any agreement, express or implied, on the part of Repay or any Affiliate (or any successor thereof) to retain the Grantee in the employ of Repay or an Affiliate (or any successor thereof) and/or as a member of Repay’s or any successor’s Board of Directors or in any other capacity.

9. Binding Effect. The terms of this Award Document shall be binding upon and shall inure to the benefit of Repay, its successors and assigns, the Grantee and the beneficiaries, executors, administrators and heirs of the Grantee.

10. Entire Agreement. This Award Document and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. In the event of a conflict between the Plan and this Award Document, the terms of the Plan shall control. No change, modification or waiver of any provision of this Award Document shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Grantee under the Plan.

11. Governing Law. This Award Document shall, except to the extent preempted by federal law, be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

12. Section 409A. Notwithstanding any other provision of this Award Document, it is intended that payments hereunder will be exempt from or in compliance with Section 409A of the Code. For purposes of this Award Document, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Notwithstanding the foregoing, should any payments made in accordance with this Award Document to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan subject to Section 409A of the Code that are payable in connection with the Grantee’s “separation from service” (as defined under Section 409A of the Code), and that are not exempt from Section 409A of the Code, such payments, to the extent otherwise payable within six (6) months after the Grantee’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Grantee’s date of separation from service or the date of the Grantee’s death.

13. Electronic Acceptance and Signature. By clicking the applicable acceptance box on the Equity Edge Online website, Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and agrees to all of the terms and conditions described in this Award Document and the Plan. Such online acceptance constitutes Grantee’s electronic signature for the execution and delivery of this Award Document, which shall have the same force and effect as if Grantee manually signed this Award Document. The parties hereto may execute and deliver any additional documents in connection with this Award Document using procedures now or hereafter established by Repay (or any third party engaged by Repay to provide administrative services related to the Plan) for electronic signature and delivery.

[Signatures on next page]

IN WITNESS WHEREOF, Repay has caused this Award Document to be executed on its behalf by its duly authorized officer on the day and year first indicated above.

REPAY HOLDINGS CORPORATION

By:
Its: Chief Executive Officer

ELECTRONICALLY ACCEPTED BY:

[_]

Attachment A

Determination of the Vesting Percentage

The Vesting Percentage for the Performance Period shall be determined as follows:

Step #1 - -

Determine the “Adjusted EBITDA Achievement Percentage” for each of the three (3) Fiscal Years within the Performance Period. The “Adjusted EBITDA Achievement Percentage” for each Fiscal Year within the Performance Period is the growth (which may be positive or negative) in Repay’s Adjusted EBITDA for the applicable Fiscal Year compared to Repay’s Adjusted EBITDA for the immediately-preceding Fiscal Year, expressed as a percentage, and determined as follows:

i.	Determine Repay’s Adjusted EBITDA for the applicable Fiscal Year within the Performance Period.

ii.

Determine (A) the amount, if any, by which Repay’s Adjusted EBITDA for the applicable Fiscal Year exceeds Repay’s Adjusted EBITDA for the immediately-preceding Fiscal Year or (B) the amount, if any, by which Repay’s Adjusted EBITDA for the immediately-preceding Fiscal Year exceeds Repay’s Adjusted EBITDA for the applicable Fiscal Year.

iii.

Divide the amount calculated in Step #1(ii) above by Repay’s Adjusted EBITDA for the immediately-preceding Fiscal Year, expressed as a percentage (and rounded down to the nearest one-hundredth of a percent) to determine the Adjusted EBITDA Achievement Percentage for the applicable Fiscal Year. For clarity, if the amount calculated in Step #1(ii) above was determined pursuant to clause (A) of Step #1(ii) above, then the expressed percentage shall be a positive percentage and, conversely, if the amount calculated in Step #1(ii) above was determined pursuant to clause (B) of Step #1(ii) above, then the expressed percentage shall be a negative percentage.

Step #2 - -

Determine the “Payout Percentage” for each of the three (3) Fiscal Years within the Performance Period. The “Payout Percentage” for each applicable Fiscal Year within the Performance Period is the Payout Percentage (rounded down to the nearest one-hundredth of a percent) from the chart below - - at or above Threshold or Target and up to Maximum - - that corresponds to the Adjusted EBITDA Achievement Percentage for the applicable Fiscal Year, as determined in Step #1 above, and determined as follows:

i.

If the Adjusted EBITDA Achievement Percentage for the applicable Fiscal Year is below the Adjusted EBITDA Achievement Percentage that corresponds to the Threshold level in the chart below, then the Payout Percentage for the applicable Fiscal Year will be zero (0).

ii.

If the Adjusted EBITDA Achievement Percentage for the applicable Fiscal Year is at the Adjusted EBITDA Achievement Percentage that corresponds to the Threshold level in the chart below, then the Payout Percentage for the applicable Fiscal Year will be fifty percent (50%).

iii.

If the Adjusted EBITDA Achievement Percentage for the applicable Fiscal Year is at the Adjusted EBITDA Achievement Percentage that corresponds to the Target level in the chart below, then the Payout Percentage for the applicable Fiscal Year will be one hundred percent (100%).

iv.

If the Adjusted EBITDA Achievement Percentage for the applicable Fiscal Year is at or above the Adjusted EBITDA Achievement Percentage that corresponds to the Maximum level in the chart below, then the Payout Percentage for the applicable Fiscal Year will be two hundred percent (200%).

v.

If the Adjusted EBITDA Achievement Percentage for the applicable fiscal year falls between (A) the Adjusted EBITDA Achievement Percentage that corresponds to the Threshold level in the chart below and the Adjusted EBITDA Achievement Percentage that corresponds to the Target level in the chart below or (B) the Adjusted EBITDA Achievement Percentage that corresponds to the Target level in the chart below and the Adjusted EBITDA Achievement Percentage that corresponds to the Maximum level in the chart below, then the Payout Percentage for the applicable Fiscal Year will be calculated using straight-line interpolation between (A) the Payout Percentage that corresponds to the Threshold level in the chart below and the Payout Percentage that corresponds to the Target level in the chart below or (B) the Payout Percentage that corresponds to the Target level in the chart below and the Payout Percentage that corresponds to the Maximum level in the chart below, as applicable.

vi.	In no event will the Payout Percentage for any applicable Fiscal Year exceed two hundred percent (200%).

	Fiscal Year 2026 Adjusted EBITDA Achievement Percentage		Fiscal Year 2027 Adjusted EBITDA Achievement Percentage		Fiscal Year 2028 Adjusted EBITDA Achievement Percentage
Maximum (Payout Percentage - - 200%)	[_	]%	[_	]%	[_	]%
Target (Payout Percentage - - 100%)	[_	]%	[_	]%	[_	]%
Threshold (Payout Percentage - - 50%)	[_	]%	[_	]%	[_	]%

Step #3 - -

Determine the “Vesting Percentage” by dividing (i) the sum of the “Payout Percentages” for each of the three (3) Fiscal Years within the Performance Period, as calculated in Step #2 above, by three (3) (and rounding to the nearest one-hundredth of a percent).

Definitions. For purposes of the Award Document to which this Attachment A is attached, the following words will have the following meanings:

“Adjusted EBITDA” means, for each applicable Fiscal Year, Repay’s net income for the applicable Fiscal Year prior to interest expense, tax expense, depreciation and amortization, as adjusted to add back certain charges deemed to not be part of normal operating expenses, non-cash charges and/or non-recurring charges, such as loss on extinguishment of debt, loss on termination of interest rate hedge, non-cash change in fair value of contingent consideration, non-cash change in fair value of assets and liabilities, share-based compensation charges, transaction expenses, restructuring and other strategic initiative costs and other non-recurring charges, in all cases consistent with Repay’s calculations and determinations set forth in its applicable SEC reports.

“Fiscal Year” means Repay’s fiscal year ending December 31st of each calendar year.

“Performance Period” means the three (3)-year period beginning on January 1, 2026 and ending on December 31, 2028. For clarity, the Performance Period shall be comprised of the following: (i) Repay’s Fiscal Year ending December 31, 2026, (ii) Repay’s Fiscal Year ending December 31, 2027, and (iii) Repay’s Fiscal Year ending December 31, 2028.

Other Terms

The Committee shall adjust financial performance (up or down) at the end of the Performance Period to address any unexpected one-time items (i.e., restructurings, litigation, changes in accounting or tax laws or rates, etc.), as necessary to prevent any inequitable enlargement or dilution of the Grantee’s rights under this Award Document. Repay does not budget for M&A activity. Accordingly, in the event of material M&A activity during the Performance Period, the Committee will adjust the metrics to reflect the projected impact as a result of any such material M&A activity.

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